Exhibit 99.2

Selected Financial Data (in thousands except number of employees)	9/30/2021	6/30/2021	9/30/2020	Commentary
Net interest margin	2.85%	3.06%	3.14%
Adjusted net interest margin (excluding PPP loan balances and PPP interest income/fees)	2.76%	2.96%	3.25%
PPP average loan balances	$ 472,605	$ 859,949	$1,051,643
PPP interest income/fees	$ 6,363	$ 10,186	$ 6,624
Adjusted net interest margin (excluding Qtr/Qtr increase in excess funds)	3.05%	3.19%	3.33%	Excess funds were $600 million in April 2020, prior to funding PPP loans. Excess funds were $4.4 billion at 9.30.2021
Qtr/Qtr increase in excess funds (due from banks and fed funds sold)	$ 971,455	$ 524,580	$ 609,624
Scheduled CD maturities for subsequent quarter	$ 208,862	$ 163,476	$ 127,361	As of 9.30.21, expect CDs to reprice at .40% or below during Q4; repricing will result in a $825,000 annual expense reduction
Average rate scheduled CD maturities for subsequent quarter	0.80%	1.11%	1.33%
Cost of total deposits, Qtr-End	0.20%	0.24%	0.34%
Cost of interest-bearing DDAs, Qtr-End	0.24%	0.24%	0.32%
Cost of interest-bearing deposits, Qtr-End	0.32%	0.34%	0.47%
Noninterest bearing DDA balances, Qtr-End	$ 4,366,654	$ 3,296,429	$2,762,814
PPP outstanding loan balance (Round 1 & Round 2), Qtr-End	$ 387,725	$ 595,017	$1,053,034
Round 1 (R1) PPP loan balance, Qtr-End	$ 46,802	$ 194,380	$1,053,000
R1 PPP loan fees earned QTD	$ 1,777	$ 6,888	$ 3,981
R1 PPP loan fees earned YTD	$ 17,389	$ 15,612	$ 6,610
R1 PPP unaccreted loan fees	$ 444	$ 2,221	$25,343
R1 PPP loan forgiveness QTD	$ 137,555	$ 400,637	$143
Round 2 (R2) PPP loan balance, Qtr-End	$ 340,923	$ 410,978	NA
R2 PPP loan fees earned QTD	$ 3,395	$ 1,154	NA
R2 PPP loan fees earned YTD	$ 4,879	$ 1,484	NA
R2 PPP unaccreted loan fees	$ 12,400	$ 14,600	NA
R2 PPP loan forgiveness QTD	$ 70,284	$ 6,343	NA
Credit card spend QTD	$ 215,755	$ 197,420	$ 151,381
Credit card net income QTD	$ 2,043	$ 1,911	$ 1,840
Merchant services fees QTD	$ 375	$ 289	$163
Mortgage banking income QTD	$ 1,423	$ 2,699	$ 2,519
Reserve for unfunded commitments	$ 3,000	$ 3,300	$ 1,000
FDIC insurance QTD	$ 1,400	$ 1,200	$850
Write down tax credit investment QTD	$ 6,379	$ 432	$480
Salaries & employee benefits QTD	$ 17,995	$ 16,887	$14,994	Increased incentive accrual during Q3'21 $1.1 million due to record loan production; Salaries increased $852 Yr/Yr primarily due to new hires in West Central Florida Region, Fort Walton, & Columbus
Third party processing and other services QTD	$ 4,144	$ 3,946	$3,281	Data processing increased $428 Yr/Yr due to rate increase from current provider; in process of conversion to new provider
Equipment and occupancy expense QTD	$ 2,996	$ 2,844	$ 2,556	Contributing factors to Yr/Yr increase: new office space Nashville $176, Orlando $38, and Columbus $36
Business meals QTD	$ 316	$ 170	$ 92
Earnings retention YTD	79.0%	78.7%	76.2%
Number of employees	525	534	496
QTD tax rate	18.0%	21.0%	20.3%
YTD tax rate	19.7%	20.6%	20.1%

GAAP Reconciliation and Management Explanation of Non-GAAP Financial Measures

This supplemental financial data contains two measures of adjusted net interest margin. Both are non-GAAP measures. We provide net interest margin adjusted to exclude Paycheck Protection Program (“PPP”) balances, PPP interest income, and PPP fees, and we provide net interest margin adjusted to exclude increases in excess funds over the past quarter. We believe these non-GAAP financial measures provide useful information to management and investors that is supplementary to our financial condition, results of operations and cash flows computed in accordance with GAAP; however, we acknowledge that these non-GAAP financial measures have a number of limitations.  As such, you should not view these disclosures as a substitute for results determined in accordance with GAAP, and they are not necessarily comparable to non-GAAP financial measures that other companies, including those in our industry, use.  The following reconciliation table provides a more detailed analysis of the non-GAAP financial measures as of and for the comparative periods presented in this press release.  Dollars are in thousands.

	At September 30,2021	At June 30, 2021	At September 30, 2020
Net Interest Margin - GAAP	2.85%	3.06%	3.14%
Net Interest Income - GAAP	$96,320	$94,668	$85,082
Adjustments:
PPP interest income	(1,191)	(2,144)	(3,981)
PPP fee accretion	(5,172)	(8,042)	(2,643)
Adjusted Net Interest Income - non-GAAP	89,957	84,482	91,706
Average interest-earning assets	13,439,524	12,408,946	10,780,061
Adjustments:
Average PPP loan balances	(472,605)	(859,949)	(1,051,643)
Adjusted average interest-earning assets	$12,966,919	$11,548,997	$9,728,418
Adjusted Net Interest Margin - non-GAAP	2.76%	2.96%	3.25%

Net Interest Margin - GAAP	2.85%	3.06%	3.14%
Net Interest Income - GAAP	$96,320	$94,668	$85,082
Adjustments:
Interest earned on excess funds	(1,121)	(704)	(316)
Adjusted Net Interest Income - non-GAAP	95,199	93,964	84,766
Average interest-earning assets	13,439,524	12,408,946	10,780,061
Adjustments:
Increase in quarterly average excess funds	(971,455)	(524,580)	(609,624)
Adjusted average interest-earning assets	$12,468,069	$11,884,366	$10,170,437
Adjusted Net Interest Margin - non-GAAP	3.05%	3.19%	3.33%